EXHIBIT 99.1

POOL CORPORATION ANNOUNCES EXPANSION OF SHARE REPURCHASE PROGRAM
AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

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COVINGTON, LA (November 13, 2006) Pool Corporation (the “Company” or “POOL”) (Nasdaq/GSM: POOL) announced today that its Board of Directors has approved an increase in the amount authorized for the purchase of the Company’s common stock in the open market to $100.0 million from $4.1 million, which remained available under the previous authorization. The amount of the authorization has been raised to $100.0 million, up from $50.0 million for previous authorizations. This fiscal year to date, the Company has repurchased $95.9 million or 2.4 million shares of its common stock in the open market.

The Company also announced that the Board declared its regular quarterly dividend of $0.105 per share. The dividend will be payable on December 11, 2006 to holders of record on November 27, 2006.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOL operates 273 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers. For more information about POOL, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2005 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com